Exhibit 10.17

NUTRITION DEVELOPMENT GROUP, LLC

November 23, 2015

Mark Alan Berman, M.D.
[***]

Re:               Offer of Employment by Nutrition Development Group, LLC

Dear Mark:

I am very pleased to confirm our offer to you of employment with Nutrition Development Group, LLC (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.                  Position. You will be employed by the Company as Head of Health commencing on December 2, 2015. In this position, you will report to Kevin Appelbaum, CEO. You will be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are in effect during the term of your employment. During the term of your employment with the Company, you agree to devote your best efforts and substantially all of your business time and attention to your employment duties for the Company.

2.                  Starting Salary. Your starting salary will be $250,000.00 dollars per year or in the event of any portion of a year, a pro rata amount of such annual salary, payable in accordance with the Company’s normal payroll practices (with such payroll deductions and withholdings as are required by law).

3.                  Benefits. You will be eligible to participate in regular health insurance, and other employee benefit plans established by the Company for its employees from time to time.

Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

4.                  Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Confidential Information and Inventions Assignment Agreement” (the “Confidential Information Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

5.                  Equity Incentives. We will recommend to the Board of Directors of the Company that you be granted 100,000 Common Units of the Company as equity incentives (the “Incentive Units”). The Incentive Units will constitute “profits interests” under applicable IRS regulations and will be subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and the Company’s Operating Agreement. The Incentive Units will have a threshold value based on the value of the Company at the time of issuance as determined by the Board, so that the Incentive Units will qualify as profits interests under applicable IRS regulations. The Incentive Units, to the extent vested, will entitle you to share in distributions with respect to Common Units of the Company in excess of this base threshold value. The Incentive Units will vest as follows, so long as you remain a full-time employee of the Company: [25%] upon the first anniversary of the commencement of your employment and in [36] equal monthly increments thereafter [, and will automatically vest in full upon a sale or change of control of the Company]. However, the grant of the Incentive Units to you is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and any specific grant of Incentive Units to you will be provided upon approval of such grant by the Company’s Board of Directors.

6.                  At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with our without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

7.                  Authorization to Work. On your first day of employment, as required by the Immigration Reform and Control Act of 1986, you will be required to show us identity and eligibility documents that comply with the law and verify your right to work in the United States. A list of acceptable documents is enclosed. Please have these documents available on your first day. If you are unable to produce the required documents within three business days of your start date, your employment will be suspended. Please note, although not required for I-9 purposes, the Company also requires a copy of your Social Security Card so that we may verify your legal name and Social Security number. Please have your Social Security Card available on your first day. You will also be asked to acknowledge and indicate your acceptance of certain Company policies and matters relating to your employment, including, but not limited to: confidentiality, conflicts of interest, and inventions.

If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

8.                  Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in San Francisco, California, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

9.                  Background Check. This offer is contingent upon a successful employment verification of criminal, education, and employment background. The results are confidential and shall be used solely for the purpose of determining your eligibility for employment. This offer can be rescinded based upon data received in the verification.

10.                Acceptance. This offer will remain open until November 24, 2015 at 5 pm Pacific Time. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Kevin Appelbaum
Kevin Appelbaum,
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Name:	/s/ Mark Berman, MD	Date signed:	11/25/15